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                                                                    Exhibit 99.2

We have reached an agreement with approximately 83 percent of the underwriters on the Galaxy IVR insurance claim and we have approximately $103 million as an insurance receivable at the end of the third quarter. We are still working with the remaining underwriters who represent 17 percent of that claim and will update everyone as those discussions continue when we reach a resolution. We would expect to receive most of that $103 million during the fourth quarter.